Exhibit 99.1

Media Contact: David A. Harpole +1 713-309-4125

EQUISTAR ANNOUNCES LONG-TERM IDLING

OF CHOCOLATE BAYOU OLEFINS PLANT

HOUSTON, Feb. 12, 2009 – Equistar Chemicals, LP today announced that its olefins plant at Chocolate Bayou, Texas will remain idled for an indefinite period. In conjunction with the long-term idling, Equistar announced the reduction of approximately 220 employees supporting olefins operations at the site.

“Current projections for ethylene demand indicate that we can meet the needs of our customers without this plant in operation,” said Vaughn Deasy, Vice President of Base Chemicals for LyondellBasell. “We are assessing various alternatives for the olefins plant to preserve the greatest value for the company. While it is difficult to release this skilled workforce, we cannot maintain staffing at previous levels while the plant remains indefinitely idled.”

Equistar, along with Lyondell Chemical Company and certain other affiliates, filed for Chapter 11 bankruptcy protection on Jan. 6, 2009. Equistar today filed a motion with the bankruptcy court in connection with the long-term idling of the plant. Equistar is an indirect subsidiary of LyondellBasell Industries AF S.C.A.

The Chocolate Bayou olefins unit has a nameplate capacity of 1.2 billion pounds per year of ethylene and 725 million pounds of propylene and has been out of service since December 2008. The company expects to retain a core team of employees to oversee the idled site.

LyondellBasell, through its global subsidiaries, has 11 olefins plants worldwide and a rated annual capacity of 14.9 billion pounds of ethylene and 8.7 billion pounds of propylene. This includes world-scale crackers in the United States at Channelview, La Porte Chocolate Bayou and Corpus Christi, Texas; Clinton, Iowa, and Morris, Illinois; and in Europe at Wesseling and Muenchsmunster, Germany, and Berre, France.

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LyondellBasell Industries is one of the world’s largest polymers, petrochemicals and fuels companies. We are the global leader in polyolefins technology, production and marketing; a pioneer in propylene oxide and derivatives; and a significant producer of fuels and refined products, including biofuels. Through research and development, LyondellBasell develops innovative materials and technologies that deliver exceptional customer value and products that improve quality of life for people around the world. Headquartered in The Netherlands, LyondellBasell (www.lyondellbasell.com) is privately owned by Access Industries.

SOURCE: LyondellBasell Industries

LyondellBasell Industries

www.lyondellbasell.com